Exhibit 99.1

Investor Release

Celanese Corporation subsidiary sets compensation amount for Celanese AG shares

DALLAS, March 10, 2006 — Celanese Europe Holding GmbH & Co. KG, a subsidiary of Celanese Corporation, has set the cash compensation in relation to the transfer of shares held by the minority shareholders of Celanese AG to Celanese Europe Holding at Euro 62.22 per share. The cash compensation amount was based on an independent valuation.

Celanese Corporation currently owns approximately 98% of the outstanding Celanese AG shares and approved initiating the squeeze-out of the remaining shares in November 2005. "We have made significant progress in reducing the uncertainty surrounding the minority shareholder interest in our German subsidiary," said David Weidman, president and chief executive officer. "The squeeze-out will allow us to continue to simplify our operations, increase transparency and create value for our shareholders."

The requisite transfer resolution must be voted on by shareholders of Celanese AG. Celanese AG's board of management is expected to put the resolution on the agenda of the annual shareholders' meeting scheduled on May 30-31, 2006.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2005, Celanese Corporation had net sales of $6.1 billion. For more information on Celanese Corporation, please visit the company's web site at www.celanese.com.